Exhibit 99.7

Form of Letter to Key Investigators

Dear [NAME],

Earlier today, it was announced that POINT Biopharma Global Inc. (“POINT”) has agreed to be acquired by Lilly. We are excited to see our pipeline benefit from Lilly’s commitment to oncology, its rich history of innovation and its deep commitment to serving the needs of patients.

As a key partner on our clinical trials, we wanted to reach out and confirm that all of our ongoing studies will continue to run as usual. The transaction is expected to close by the end of this year, and there will be no changes for the study sites or clinical trial patients between now and then. We will be in touch with further information as details about the integration are finalized.

In the meantime, if you have any questions, please feel free to reach out to me/XXX at XXX. We appreciate your continued commitment to this study.

Best, XX

For additional information, please see announcement press release https://www.pointbiopharma.com/press-releases/lilly-to-acquire-point-biopharma

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of the Company will only be made pursuant to the tender offer materials that Lilly and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of the Company at no expense to them at Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of the Company free of charge. Free copies of these materials and certain other offering documents will be made available by the Company by mail to POINT Biopharma Global Inc., 4850 West 78th Street, Indianapolis, IN 46268, Attention: Investor Relations, by email at investors@pointbiopharma.com, or by directing requests for such materials to the information agent for the tender offer, which will be named in the tender offer materials. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference into, this communication. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and the Company file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and the Company with the SEC for free on the SEC’s website at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to the Company, Lilly and the proposed transaction that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the proposed transaction; statements about the expected timetable for completing the proposed transaction; the Company’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the Company and Lilly; the ability to successfully commercialize the Company’s product candidates and generate future revenues with respect to the Company’s product candidates; and the anticipated timing of the closing of the proposed transaction.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of the Company’s stockholders will tender their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of U.S. Food and Drug Administration approvals or actions, if any; the impact of competitive products and pricing; that Lilly may not realize the potential benefits of the proposed transaction; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by the Company and the Schedule TO and related tender offer documents to be filed by Lilly and its acquisition subsidiary. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Company and Lilly, and the Company and Lilly disclaim any obligation to update the information contained in this communication as new information becomes available.